SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 30, 2006

BRADLEY PHARMACEUTICALS, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	001-31680 (Commission File Number)	22-2581418 (IRS Employer Identification No.)

383 Route 46 West, Fairfield, New Jersey (Address of principal executive offices)	07004 (Zip Code)

Registrant’s telephone number, including area code: (973) 882-1505

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

        On January 30, 2006, we entered into a Collaboration and License Agreement with MediGene AG. Under the Agreement, MediGene has granted to us the exclusive license, or sublicense in certain instances, to certain patents, trademarks and other intellectual property for our use in the commercialization, in the United States, as a prescription product, of any ointment or other topical formulation containing green tea catechins, developed pursuant to our agreement with MediGene, for the treatment of dermatological diseases in humans, including but not limited to external genital warts, perianal warts and actinic keratosis. MediGene has also granted to us the non-exclusive license, or sublicense in certain instances, to certain patents, trademarks and other intellectual property to manufacture those products outside of the United States.

        Additionally, under the Agreement, we agreed to purchase exclusively from MediGene the active product ingredient, a mixture of green tea catechins, required for our commercialization of the products in the United States and have agreed to certain minimum purchase amounts. Under the Agreement, we and MediGene will pursue the EGW Indication (as defined below), for which MediGene is obligated to pay all further development and registration costs. The Agreement further provides that the parties may engage in development and registration activities relating to products covered by the Agreement for indications other than the EGW Indication or new development which would extend the scope of the EGW Indication. If the parties mutually decide to pursue these other registration and development activities, we and MediGene will share the costs of such development and registration activities in varying percentages, depending on the indication sought and other circumstances. MediGene retains the rights to data generated under such activities for use outside the United States. Under the Agreement, if certain criteria are not met at various points along the development timeline for particular products, or if certain products being developed cease to have economic viability, each party has the right to cease its participation in and funding of the development and registration activities relating to that particular product.

        We have already paid to MediGene $5,000,000 in consideration for development and registration activities undertaken prior to the date of the Agreement. Additionally, if a product having an external genital wart and perianal wart indication to be applied three times per day (the “EGW Indication”) receives final regulatory approval, we will pay MediGene a milestone payment which, when added to the $5,000,000 already paid, will bring the aggregate milestones payable with respect to the EGW Indication to the high teens in millions. The Agreement also contemplates additional milestone payments which, when added to the milestones payable with respect to the EGW Indication, could aggregate to a maximum of approximately $69,000,000. These milestones are dependent upon specific achievements in the product development and regulatory approval process of products under the Agreement for indications other than the EGW Indication (which could aggregate to a maximum of approximately $19,000,000 in milestones) and also based upon our net sales of all products under the Agreement, including sales relating to the EGW Indication (which could aggregate to a maximum of approximately $31,000,000 in milestones). In addition to these payments, we will also pay MediGene, with respect to each product, a product royalty based on a percentage (in the mid-teens) of net sales during the product royalty term, which percentage is subject to reduction under certain circumstances. Thereafter, MediGene is entitled to a trademark royalty based on a percentage (in the low single digits) of net sales.

        The Agreement commences on January 30, 2006 and, unless earlier terminated, expires on the last day of the Royalty Term (as defined in the Agreement) of the product whose Royalty Term is the last-to-expire of all products developed and marketed under the Agreement. Either

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party may terminate the Agreement in its entirety by notice in writing to the other party upon or after any material breach of the Agreement by the other party, if the other party has not cured the breach within 60 days after written notice to cure has been given by the non-breaching party to the breaching party; however, if any breach relates solely to one or more products, then the non-breaching party may terminate the Agreement only to the extent it applies to such product or products, with certain exceptions. Either party may also terminate the Agreement in certain other instances described in the Agreement.

        The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 to this Form 8-K and incorporated into this Item 1.01 by reference. Portions of the Agreement are omitted and filed separately with the Secretary of the Securities and Exchange Commission pursuant to a request for confidential treatment. Please see the Agreement and the press release relating to the Agreement, attached as exhibits to this Form 8-K, for further information.

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Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

No.	Description

†10.1	Collaboration and License Agreement, dated January 30, 2006, between Bradley Pharmaceuticals, Inc. and MediGene AG

99.1	Press release dated January 31, 2006.

†Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRADLEY PHARMACEUTICALS, INC.

By:	/s/ R. Brent Lenczycki R. Brent Lenczycki, CPA Chief Financial Officer and Vice President

Dated: February 3, 2006

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EXHIBIT LIST

No.	Description

†10.1	Collaboration and License Agreement, dated January 30, 2006, between Bradley Pharmaceuticals, Inc. and MediGene AG

99.1	Press release dated January 31, 2006.

†Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment

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